Exhibit 99.1

Muscle Maker Grill Acquires Superfit Foods - Florida Based Meal Prep Business

Fast casual brand expands non-traditional growth strategy with new meal prep business model

League City, Texas, March 30th, 2021 — Muscle Maker, Inc. (Nasdaq: GRIL) the parent company of Muscle Maker Grill, a fast-casual concept known for serving “healthier for you” meals, today announced it has acquired Superfit Foods, LLC (www.superfitfoods.com), a unique meal prep business located in northern Florida which produced over 220,000 meals in 2020. The acquisition of Superfit Foods is on the heels of Muscle Maker Grill’s recent announcement that it has partnered with Happy Meal Prep to begin shipping its “healthier for you” fully prepared meal prep options right to the doorsteps of millions of potential customers throughout the Northeast.

Superfit Foods’ meals are subscription based and can be ordered via the company’s app or website. The Company differentiates itself from other meal prep services by allowing their subscription customers to pick up their fully prepared meals and fresh pressed juices from coolers in 28 partner gyms and wellness centers. Direct to customer shipping options and home delivery are also available and meals can be shipped anywhere in the United States. Superfit Foods’ meals are made in the company’s own kitchen and are distributed to local coolers for customer pick up twice per week. The Company has partnerships with local gym owners, personal trainers, and wellness centers which drives brand awareness and meal prep sales. Targeted social media campaigns and local engagement via events and sampling opportunities allows the company to connect with its core customers. With the global meal kit delivery services market size valued at $7.6B in 2019 and expected to grow at a compound annual growth rate (CAGR) of 12.8% from 2020 to 2027, the company is positioning itself well to capture a percentage of the meal prep market.

Superfit Foods has historically grown by double digit percentages annually since inception. Number of meals per order average 8.5 with the corresponding average revenue per order of $81.70. There are over 150 different meals for consumers to choose from and the plans focus on specific dietary categories such as Paleo, Vegetarian, Build Up, Maintain and Lean Down. The company’s current footprint is in Florida and we intend to evaluate additional markets for future expansion. This model can also be expanded into different markets which MMG meal prep currently service. MMG has acquired Superfit Foods for cash and stock, specifics will be released in an 8k.

Mike Roper, CEO of Muscle Maker Grill, commented, “Let’s face it, most of us have been stagnant during Covid restrictions and likely gained a little weight or feel sluggish because we are out of our exercise routines. We believe, as the country continues to re-open for business, many people will begin to re-visit gyms and concentrate on eating healthier. What better way to supplement your exercise routine than to combine it with a healthy fully prepared meal that you can pick up right from a cooler in your gym or wellness center? Superfit Foods grew during the Covid pandemic and continues to grow today. The Superfit Foods acquisition fully supports our non-traditional approach to getting “healthier for you” food in people’s stomachs through non-traditional venues and methods such as ghost kitchens, military bases and college campuses. Today’s digitally driven environment continues to grow exponentially. Our target audience is in search of healthy food options with a high level of convenience –no shopping or prep required and no wasted food in their refrigerators at the end of the week. Superfit Foods adds another component to our existing meal prep business allowing our customers to pick up food from conveniently located coolers where they are exercising or shopping for wellness products and services. Buying a growth oriented company adds to our top line revenue while providing another platform for expected expansion into additional markets. The meal prep business is vast but fragmented. There are many great companies out there like Superfit Foods which are perfect to roll into our existing non-traditional growth model. We intend to continue to evaluate other acquisition targets.”

About Muscle Maker Grill

Founded in 1995 in Colonia, New Jersey, Muscle Maker Grill features high quality, great tasting food, freshly prepared with proprietary recipes. The menu, created with the guest’s health in mind, is lean and protein based. It features all-natural chicken, grass fed steak, lean turkey, whole wheat pasta, wraps, bowls and more. It also offers a wide selection of fruit smoothies in a variety of assorted flavors, protein shakes and supplements. For more information on Muscle Maker Grill, visit www.musclemakergrill.com.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc does not undertake any duty to update any forward-looking statements except as may be required by law.

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